EXHIBIT 10.1

Form of Employment Agreement between NBT Bancorp Inc. and Daryl R. Forsythe made as of August 2, 2003.


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                              EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement") made and entered into as of the second day of August 2003, by and between DARYL R. FORSYTHE ("Executive") and NBT BANCORP INC., a Delaware corporation having its principal office in Norwich, New York ("NBTB")

                          W I T N E S S E T H  T H A T:

          WHEREAS, Executive is the chairman, president and chief executive officer of NBTB; and

          WHEREAS, NBTB desires to secure the continued employment of Executive, subject to the provisions of this Agreement; and

          WHEREAS, Executive is desirous of entering into the Agreement for such periods and upon the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

     1.     Employment; Responsibilities and Duties.
            ---------------------------------------

          (a) NBTB hereby agrees to employ Executive, and Executive hereby agrees to serve as the chairman, president and chief executive officer of NBTB until December 31, 2004 and chairman and chief executive officer of NBTB until December 31, 2005 at which time the Executive shall retire as an active employee. Commencing January 1, 2006 and continuing for as long as Executive is a member of the NBTB Board of Directors, Executive agrees to serve as chairman of NBTB. Executive shall have such executive duties, responsibilities, and authority as shall be set forth in the bylaws of NBTB or as may otherwise be determined by NBTB.

          (b) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder. During the Term of Agreement, Executive shall not, without the prior written consent of the Board of Directors of NBTB, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than NBTB or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior permission of the Board of Directors of NBTB, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

          2.     Term of Agreement
                 -----------------


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               (a)     The term of this Agreement ("Term of Agreement") shall be
the period commencing on the date of this Agreement (the "Commencement Date") and continuing until the Termination Date, which shall mean the earliest to occur of:

                    (i)     the Executive is no longer a director of NBTB;

                    (ii)     the death of Executive;

                    (iii) Executive's inability to perform his duties hereunder, as a result of physical or mental disability as reasonably determined by the personal physician of Executive, for a period of at least 180 consecutive days or for at least 180 days during any period of twelve consecutive months during the Term of Employment; or

                    (iv) the discharge of Executive by NBTB "for cause," which shall mean one or more of the following:

                              (A)     any willful or gross misconduct by
Executive with respect to the business and affairs of NBTB or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

                              (B)     the conviction of Executive of a felony
(after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by NBTB;

                              (C)     Executive's willful neglect, failure, or
refusal to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as hereinafter defined) after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which NBTB believes that Executive has not substantially performed his duties and Executive has not resumed substantial performance of his duties on a continuous basis within thirty days of receiving such demand; or

                              (D)     the breach by Executive of any
representation or warranty in section 6(a) hereof or of any agreement contained in section 1, 4, 5, or 6(b) hereof, which breach is material and adverse to NBTB or any of its affiliates for which Executive is assigned material responsibilities or duties; or


                    (v) Executive's resignation from his position as chairman, president, or chief executive officer of NBTB for other than "Good Reason," as hereinafter defined; or

                    (vi) the termination of Executive's employment by NBTB "without cause," which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), or (v) of this section 2(a), at any time, upon the thirtieth day following notice to Executive; or


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                    (vii)     Executive's resignation for "Good Reason."

"Good Reason" shall mean, without Executive's express written consent, reassignment of Executive to a position other than as set forth in section 1(a) of this Agreement other than for "Cause," or a decrease in the amount or level of Executive's salary or benefits from the amount or level established in section 3 hereof.

               (b) In the event that the Term of Agreement shall be terminated for any reason other than that set forth in section 2(a)(iii), 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive, upon the occurrence of any such event:

                    (i) any salary (as hereinafter defined) payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

                    (ii) such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(h) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(d) hereof.

               (c) In the event that the Term of Agreement shall be terminated for the reason set forth in section 2(a)(iii), 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive:

                    (i) any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date, and, for the period commencing on the date immediately following the Termination Date and ending upon and including the later of the third anniversary of the Commencement Date or the first anniversary of the Termination Date, salary payable at the rate established pursuant to section 3(a)(i) hereof, in a manner consistent with the normal payroll practices of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time; and

                    (ii) such rights as Executive may have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(h) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(d) hereof.

               (d) Any provision of this section 2 to the contrary notwithstanding, in the event that the employment of Executive with NBTB is terminated in any situation described in section 3 of the change-in-control letter agreement dated July 23, 2001 between NBTB and Executive (the


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"Change-in-Control Agreement") so as to entitle Executive to a severance payment and other benefits described in section 3 of the Change-in-Control Agreement, then Executive shall be entitled to receive the following, and no more, under this section 2:

                    (i) any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date;

                    (ii) such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(h) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(d) hereof; and

                    (iii) the severance payment and other benefits provided in the Change- in-Control Agreement.

          3.     Compensation.  For the services to be performed by Executive
                 ------------
for NBTB and its affiliates under this Agreement, Executive shall be compensated in the following manner:

               (a)     Salary.
                       ------

                    (i) NBTB shall pay Executive a salary, which, on an annual basis, shall not be less than $425,000 in 2003 and $450,000 in 2004 and
2005.   Salary shall be payable in accordance with the normal payroll practices of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time.

          (ii) Executive shall be eligible to be considered for performance bonuses commensurate with Executive's title and salary grade, in accordance with the compensation policies of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time.

          (iii) Commencing on January 1, 2006, Executive, as Chairman, shall receive all director compensation in effect as of this date except: Executive's annual retainer shall be $50,000 (Un-Restricted Stock); Executive shall be eligible for 5000 stock options per year based on attendance; Executive shall receive $1000 in fees for each board and committee meeting attended.

               (b)     Employee Benefit Plans or Arrangements.  Until December
                       --------------------------------------
31, 2005, Executive shall be entitled to participate in all employee benefit plans of NBTB, as presently in effect or as they may be modified by NBTB from time to time, under such terms as may be applicable to officers of Executive's rank employed by NBTB or its affiliates, including, without limitation, plans providing retirement benefits, stock options, medical insurance, life insurance,


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disability insurance, and accidental death or dismemberment insurance, provided that there be no duplication of such benefits as are provided under any other provision of this Agreement.

               (c)     Stock Options and NBT Performance Share Plan.  Each
                       --------------------------------------------
January or February annually until December 31, 2005, NBTB will cause Executive to be granted a non-statutory ("non-qualified") stock option (each an "Option") to purchase the number of shares of the common stock of NBTB, $0.01 par value (the "NBTB Common Stock"), pursuant to the NBT Bancorp Inc. 1993 Stock Option Plan, as amended, or any appropriate successor plan (the "Stock Option Plan"), computed by using a formula approved by NBTB that is commensurate with the Executive's title and salary grade. The option exercise price per share of the shares subject to each Option shall be such Fair Market Value, and the terms, conditions of exercise, and vesting schedule of such Option shall be as set forth in section 8 of the Stock Option Plan. In addition, until December 31, 2005, Executive shall be entitled to participate in any NBTB Performance Share Plan (the "Performance Share Plan") as applicable to officers of Executive's rank, and further, upon Executive's retirement as of December 31, 2005, Executive shall be eligible to receive a payout from any Performance Share Plan in effect as of December 31, 2005 as if Executive were employed for the duration of any current plans. For the purpose of payout calculations, it will be assumed that the plans in existence as of December 31, 2005 meet budget as a minimum during those years, if any, that are subsequent to Executive's retirement.

               (d)     Vacation and Sick Leave.   Until December 31, 2005,
                       -----------------------
Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of NBTB as may be applicable to officers of Executive's rank employed by NBTB or its affiliates, or as may be modified by NBTB from time to time but in no event less than five weeks of paid vacation while employed as a full time employee during any year of the Term of Agreement.

               (e)     Automobile.  Until December 31, 2005, Executive shall be
                       ----------
entitled to the use of an automobile owned by NBTB or an affiliate of NBTB, the make and model of which automobile shall be appropriate to an officer of Executive's rank, and which will be replaced with a new automobile every two
years (or earlier if accumulated mileage exceeds 50,000 miles).   Executive
shall be responsible for all expenses of ownership and use of such automobile, subject to reimbursement of expenses for business use in accordance with section 3(h). Commencing January 1, 2006, ownership of the automobile in use by the Executive as of that date, shall pass without expense except for applicable taxes to the Executive and Executive shall be responsible for all future expenses of ownership and use of such automobile.

               (f)     Country Club Dues.  During the Term of Agreement,
                       -----------------
Executive shall be reimbursed for dues and assessments incurred in relation to Executive's membership at a country club(s) mutually agreed upon by the Board of Directors of NBTB and Executive. Such reimbursement during the initial year of membership shall include any and all initiation fees incurred with respect to Executive's membership at selected club(s).


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               (g)     Withholding.  Until December 31, 2005, all compensation
                       -----------
to be paid to Executive hereunder shall be subject to required withholding and other taxes.

               (h)     Expenses.  During the Term of Agreement, Executive shall
                       --------
be reimbursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested, in accordance with such policies of NBTB as are in effect as of the Commencement Date and as may be modified by NBTB from time to time.

          4.     Confidential Business Information; Non-Competition.
                 --------------------------------------------------

               (a) Executive acknowledges that certain business methods, creative techniques, and technical data of NBTB and its affiliates and the like are deemed by NBTB to be and are in fact confidential business information of NBTB or its affiliates or are entrusted to third parties. Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of NBTB or its affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to NBTB or its affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of NBTB or its affiliates. In this regard, NBTB asserts proprietary rights in all of its business information and that of its affiliates except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive's fields shall be considered to be "clearly in the public domain" for the purposes of the preceding sentence. Executive agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by NBTB, nor shall he use to the detriment of NBTB or its affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of NBTB or its affiliates, any confidential business information obtained during the course of his employment by NBTB. The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of NBTB or its affiliates. On or before the Termination Date, Executive shall promptly deliver to NBTB any and all tangible, confidential information in his possession.

               (b) Executive hereby agrees that from the Commencement Date until the first anniversary of the Termination Date, Executive will not (i) interfere with the relationship of NBTB or its affiliates with any of their employees, suppliers, agents, or representatives (including, without limitation, causing or helping another business to hire any employee of NBTB or its affiliates), or (ii) directly or indirectly divert or attempt to divert from NBTB or its affiliates any business in which any of them has been actively engaged during the Term of Employment, nor interfere with the relationship of NBTB or its affiliates with any of their customers or prospective customers. This paragraph 4(b) shall not, in and of itself, prohibit Executive from engaging in the banking, trust, or financial services business in any capacity, including that of an owner or employee.


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               (c)     Executive acknowledges and agrees that irreparable injury
will result to NBTB in the event of a breach of any of the provisions of this section 4 (the "Designated Provisions") and that NBTB will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy NBTB may have, NBTB shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Chenango County, New York, or elsewhere, to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

               (d) It is the desire and intent of the parties that the provisions of this section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to NBTB, to the fullest extent permitted by applicable law, the benefits intended by this section 4.

          5.     Life Insurance.  In light of the unusual abilities and
                 --------------
experience of Executive, NBTB in its discretion may apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amount and in such form as NBTB may choose. NBTB shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of NBTB, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which NBTB has applied for insurance. Furthermore, unless otherwise specified or agreed to by NBTB and the Executive, all policies on the Executive that are in effect as of December 31, 2005 shall remain in force.

          6.     Representations and Warranties.
                 ------------------------------

               (a) Executive represents and warrants to NBTB that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

               (b) Executive shall indemnify, defend, and hold harmless NBTB for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which NBTB has incurred or to which NBTB may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 6(a) hereof to be true and correct when made.


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          7.     Notices.  All notices, consents, waivers, or other
                 -------
communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to NBTB:

                 NBT Bancorp Inc.
                 52 South Broad Street
                 Norwich, New York  13815

                 Attention:     Board of Directors

With a required copy to:

                 NBT Bancorp Inc. Corporate Counsel

If to Executive:

                 Mr. Daryl R. Forsythe
                 21 Ridgeland Road
                 Norwich, New York 13815

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

          8.     Assignment.  Neither party may assign this Agreement or any
                 ----------
rights or obligations hereunder without the consent of the other party.

          9.     Governing Law.  This Agreement shall be governed by, construed,
                 -------------
and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflict of law thereof. The parties hereby designate Chenango County, New York to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of New York. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

          10.     Entire Agreement.  This Agreement constitutes the entire
                  ----------------
understanding among NBTB and Executive relating to the subject matter hereof. Any previous agreements or understandings between the parties hereto or between Executive and NBTB or any of its affiliates regarding the subject matter hereof, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the


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like, are merged into and superseded by this Agreement.  Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

          11.     Illegality; Severability.
                  ------------------------

               (a) Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the "golden parachute payment regulations" of the Federal Deposit Insurance Corporation codified to
Part 359 of title 12, Code of Federal Regulations.

               (b) If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

                    (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

                    (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

          12.     Arbitration.  Subject to the right of each party to seek
                  -----------
specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the "Arbitration Notice"). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten years' experience in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the Northern District of New York. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety days after the date the matter is set for


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arbitration.  In the event of any arbitration, the arbitrator or arbitrators shall have the power to award reasonable attorney's fees to the prevailing party. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

          13.     Costs of Litigation.  In the event litigation is commenced to
                  -------------------
enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney's fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney's fees.

          14.     Affiliation.  A company will be deemed to be "affiliated" with
                  -----------
NBTB according to the definition of "Affiliate" set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          15.     Headings.  The section and subsection headings herein have
                  --------
been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

     IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.


                                      NBT BANCORP INC.


                                      By:  /S/ Andrew Kowalczyk Jr.
                                           ------------------------
                                             Andrew Kowalczyk, Jr.
                                           Chairman of the Compensation
                                           and Benefits Committee of
                                           NBT Bancorp Inc.


                                      DARYL R. FORSYTHE


              /S/ Daryl R. Forsythe
              ---------------------


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